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                                                                      EXHIBIT 11
COMPUTATION OF PER SHARE EARNINGS

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

                                                   Quarter Ended                       Six Months Ended
                                                      June 30,                             June 30,
                                          ---------------------------------    ---------------------------------
                                               2002              2001               2002              2001
                                          ---------------   ---------------    ---------------   ---------------
Diluted net income (loss) per share:
   Net income (loss) to common
   Shareholders.....................       $  10,738,000     $  (1,932,000)     $  10,157,000     $  (6,723,000)

   Average number of shares
     outstanding....................           9,800,370        10,507,413         10,103,388        10,507,413
Net effect of dilutive stock options
  based on treasury stock method....              14,000                 -             14,000                 -
Net effect of dilutive put option
  agreements based on the reverse
  treasury method...................             118,993                 -             79,829                 -
                                          ===============   ===============    ===============   ===============
   Total average shares.............           9,933,863        10,507,413         10,197,217        10,507,413
                                          ===============   ===============    ===============   ===============


   Diluted net income (loss)
   per share........................       $        1.08     $       (0.18)     $        1.00     $       (0.64)


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